UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 6, 2009

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300
___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On November 6, 2009, Compuware Corporation (the “Company”) completed its previously announced acquisition of Gomez, Inc. pursuant to the Agreement and Plan of Merger, dated October 6, 2009 by and between the Company, Gomez, Compuware Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and the Securityholder Committee named therein (the “Merger Agreement”).  Pursuant to the Merger Agreement, Merger Sub was merged with and into Gomez, the separate corporate existence of Merger Sub ceased, and Gomez continued as the surviving corporation and as a wholly owned subsidiary of the Company.  Upon the closing of the merger, the Company paid cash in the amount of $295 million,  $29 million of which was deposited in escrow to be held for 18 months as security for covenants and representations and warranties in the Merger Agreement, $1 million of which was deposited in escrow to be held for 18 months for fees, expenses, and liabilities of the Securityholder Committee in connection with the performance of its duties under the Merger Agreement, $5 million of which will be used to pay certain third party expenses of Gomez, and the remainder of which will be paid to Gomez stockholders, warrant holder, and option holders.  The purchase price was funded with the Company’s existing cash resources and borrowings of $15 million under its credit facility with Comerica Bank and other lenders. With the completion of the transaction, about 270 employees and certain intellectual property transitioned to the Company.

A copy of the Merger Agreement is attached as Exhibit 2.7 to the Current Report on Form 8-K dated October 8, 2009.  The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: November 10, 2009	By:	/s/ Laura L. Fournier
Laura L. Fournier
Executive Vice President
Chief Financial Officer